BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006

•	Dividend Declared, 2006 Earnings Guidance Affirmed and 2007 Earnings Guidance Provided

RAPID CITY, SD—November 2, 2006—Black Hills Corporation (NYSE: BKH) today announced financial results for the third quarter of 2006. For the three months ended September 30, 2006, net income was $22.3 million, or $0.66 per share, compared to a loss of $(23.9) million, or $(0.73) per share for the same period ended September 30, 2005.

For the nine months ended September 30, 2006, net income was $60.2 million, or $1.80 per share, compared to

$6.6 million, or $0.20 per share for the same period ended September 30, 2005. Net income for the first nine months of 2006 reflected $7.1 million, or $0.21 per share, from discontinued operations, including an after-tax gain on the sale of certain oil marketing and transportation assets completed in March 2006.

Income from continuing operations for the three months ended September 30, 2006 was $22.2 million,

or $0.66 per share, compared to a loss of $(23.8) million, or $(0.73) per share, reported for the same period in 2005.

For the nine months ended September 30, 2006, income from continuing operations was $53.1 million, or $1.59 per share, compared to $6.8 million, or $0.20 per share for the same period ended September 30, 2005.

Third quarter 2006 results include a positive impact to income tax expense netting to $0.06 per share, related to the resolution of federal income tax audits, and a $0.06 per share after-tax benefit from recently received insurance proceeds related to the outages and repairs of the Las Vegas II power plant earlier this year. The third quarter of 2005 was negatively affected by several unusual items, including an after-tax charge of $0.99 per share affecting power generation business segment earnings, related to the impairment of the Las Vegas I power plant; a $0.05 per share charge affecting energy marketing results related to a legal settlement; and an $0.18 per share write-off and expensing of certain capitalized corporate development costs. Compared to the third quarter of 2005, income from continuing operations in the third quarter of 2006 reflected the following:

•	a $34.4 million, or $1.03 per share, increase in power generation earnings;
•	a $ 5.0 million, or $0.15 per share, increase in retail services earnings;
•	a $ 3.6 million, or $0.11 per share, increase in energy marketing earnings;
•	a $ 0.3 million, or $0.01 per share, increase in coal mining earnings; and
•	a $ 4.9 million, or $0.14 per share, decrease in unallocated corporate costs; partially offset by
•	a $ 2.1 million, or $0.06 per share, decrease in oil and gas production earnings.

REVIEW OF RECENT RESULTS

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “In the third quarter of 2006 our power generation, electric utility and coal mining business segments returned to normalized operations after having power plants under repair earlier this year.

“In the third quarter of 2006, our oil and gas operations experienced a decrease in natural gas prices,” Emery said. “Gas production was slightly less than third quarter 2005 due to an unexpected loss of production from our best well in the Denver-Julesburg Basin and delays in first gas sales from new wells in the San Juan Basin. Oil production was up 7 percent in the third quarter of 2006. While the loss of gas production in the DJ Basin was unexpected, recent well completions are testing at or above expectations and we expect to demonstrate year over year gas production growth in the fourth quarter.”

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

Emery continued, “Regarding full-year 2006 results, we expect strong reserve growth driven primarily by our Piceance Basin acquisitions. We currently estimate annual production at approximately 14.2 billion cubic feet equivalent, compared to 13.7 Bcfe for 2005. We recognize this result will not meet our overall long-term annual production growth goal of 10 percent. In the second half of 2006, we have adjusted our drilling program and are now experiencing better success and have reduced our completion backlog. With gas sales starting from several new wells in the fourth quarter, we expect to end the year at higher production rates, setting us up to return to our long term production growth target. In addition to our existing programs in the San Juan and Powder River Basins for 2007, we look forward to commencing drilling on our new Piceance Basin properties and expect to see the first significant production from a non-operated drilling program in the Arkoma Basin in Oklahoma.”

Emery said, “The construction of the 90-megawatt, coal-fired Wygen II power plant at our Gillette, Wyoming energy and coal mine complex continues to benefit from mild weather, and the project remains ahead of schedule. Currently, we anticipate having it in service by the end of 2007. We expect to submit a rate filing in early 2007 to include Wygen II in the rate base of Cheyenne Light, Fuel & Power. We continue to advance other regulatory processes as well,” Emery continued. “They include our request with the South Dakota Public Utilities Commission for a 9.5 percent, or $9.5 million, rate increase from Black Hills Power’s South Dakota customers, effective January 1, 2007, and our request with the Wyoming Department of Environmental Quality for an air permit for the Wygen III power plant.”

DIVIDEND ANNOUNCED

At a meeting held October 27, 2006, the Company’s Board of Directors declared quarterly dividends on the common stock. Common shareholders will receive 33 cents per share, payable December 1, 2006, to all shareholders of record at the close of business on November 17, 2006.

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

CONSOLIDATED FINANCIAL RESULTS

Black Hills Corporation (In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Revenues: (a)
Retail Services	$ 76,946	$ 71,837	$ 240,583	$ 211,329
Wholesale Energy	80,651	77,078	242,686	221,837
Corporate	11	93	43	647
	$ 157,608	$ 149,008	$ 483,312	$ 433,813

Net income (loss) available for common stock: Continuing operations –
Retail Services	$ 6,717	$ 1,761	$ 16,313	$ 10,647
Wholesale Energy	17,131	(19,041)	42,089	6,792
Corporate	(1,649)	(6,504)	(5,274)	(10,654)
Income (loss) from	22,199	(23,784)	53,128	6,785
continuing operations
Discontinued operations (b)	81	(119)	7,060	22
Net income (loss)	22,280	(23,903)	60,188	6,807
Less: preferred stock dividends	-	-	-	(159)
	$ 22,280	$ (23,903)	$ 60,188	$ 6,648

Weighted average common shares outstanding:
Basic –	33,187	32,967	33,157	32,660
Diluted –	33,560	32,967	33,526	33,100

Earnings (loss) per share:
Basic –
Continuing operations	$ 0.67	$ (0.73)	$ 1.60	$ 0.20
Discontinued operations	-	-	0.21	-
Total	$ 0.67	$ (0.73)	$ 1.81	$ 0.20
Diluted –
Continuing operations	$ 0.66	$ (0.73)	$ 1.59	$ 0.20
Discontinued operations	-	-	0.21	-
Total	$ 0.66	$ (0.73)	$ 1.80	$ 0.20

(a)  Presentation of our 2005 revenues has changed to reflect the reclassification of the Company’s crude oil marketing and transportation business and communications segment financial results to discontinued operations.

(b) 2006 discontinued operations reflect the after-tax results of operations at the Company’s crude oil marketing and transportation business. 2005 discontinued operations reflect the after-tax results of operations of the crude oil marketing and transportation business, the communications segment, and the Pepperell power plant.

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

Retail Services Group

Income from continuing operations from the Retail Services business group for the three-month period ended September 30, 2006 was $6.7 million, compared to $1.8 million in 2005. Business segment results were as follows:

•

Net income from the Electric utility business segment for the three months ended September 30, 2006 was
$5.8 million, compared to $1.9 million in 2005. In 2006, revenues increased 8 percent, operating expenses decreased 8 percent due to lower purchased power and fuel expense, and lower legal fees were incurred. Purchased power costs in 2005 included approximately $2.8 million of costs incurred to cover the Neil Simpson II unscheduled plant outage in July and August 2005. Improved results were partially offset by a $0.9 million negative impact to tax expense related to the resolution of federal income tax audits.

•

Net income from the Electric and gas utility business segment for the three months ended September 30, 2006 was
$1.0 million, compared to a loss of $(0.1) million for the same period in 2005. The increase is primarily due to an increase in base rates, effective January 1, 2006, partially offset by higher depreciation expense and general and administrative costs.

The following tables provide certain Retail Services operating statistics:
Electric Utility (Black Hills Power)	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Retail sales–MWh	439,798	428,948	1,229,786	1,195,132
Contracted wholesale sales–MWh	165,024	145,993	481,969	457,990
Off-system sales–MWh	271,445	198,031	719,782	598,105
	876,267	772,972	2,431,537	2,251,227
Regulated power plant availability	98.5%	91.7%	95.2%	94.2%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended September 30, 2006	Three months ended September 30, 2005	Nine months ended September 30, 2006	Jan. 21, 2005 to September 30, 2005
Electric sales – MWh	234,104	233,737	685,726	650,976
Gas sales – Dekatherm (Dth)	374,994	414,977	3,069,315	2,788,711

Wholesale Energy Group

Income from continuing operations from the Wholesale Energy business group for the three-month period ended September 30, 2006 was $17.1 million, compared to a loss of $(19.0) million in 2005. Business segment results were as follows:

•

Energy marketing income from continuing operations was $2.4 million, compared to a loss of $(1.2) million in 2005. Increased earnings in 2006 were primarily the result of higher gross realized marketing margins, a 10 percent increase in natural gas volumes marketed and lower effective taxes due to the resolution of federal income tax audits amounting to a $1.4 million benefit, partially offset by higher unrealized mark-to-market losses and increased general and administrative expenses. In addition, results in 2005 included a charge of $2.5 million pre-tax relating to a legal settlement.

•

Oil and gas income from continuing operations was $3.0 million in 2006, compared to $5.1 million in 2005.
Revenues increased 1 percent, as average prices received (net of hedges) were 37 percent higher for oil and
6 percent lower for natural gas. Overall production decreased 2 percent on an equivalent basis, as a 7 percent increase in oil production was offset by a 4 percent decrease in natural gas production, due to interrupted well performance in the Denver-Julesburg Basin and delays in well start-up in the San Juan Basin.

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

Total operating expenses increased $3.0 million, or 22 percent, primarily due to increased lease operating expense and higher depletion expense. On a per Mcfe basis, lease operating expense (LOE) increased 31 percent to $1.13 per Mcfe. The increase in LOE was due primarily to higher industry costs, compression costs, and processing plant costs including the additional costs for the recently acquired Piceance Basin properties. Depletion costs per Mcfe increased 38 percent to $1.95, due to higher capitalized costs, higher estimated future development costs, as well as the higher average cost of reserves from recent acquisitions and their future development costs. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs.

In accordance with the Company’s full cost method of accounting for its oil and gas properties, we conducted our quarterly “ceiling test” as of September 30, 2006. Spot market prices for natural gas, particularly in the Rocky Mountain region where a predominant portion of the Company’s reserves are located, experienced a drastic and brief decline at the end of the period ended September 30, 2006. If the applicable spot market prices on September 28, 2006, the market trading date for September 30, 2006 natural gas deliveries, were used the “ceiling” limitation would have exceeded the Company’s net capitalized costs and accordingly no ceiling test write-down would have been indicated. Average wellhead adjusted natural gas and crude oil prices on this date were $3.16 per Mcf and $55.39 per barrel, respectively. When using the applicable spot market prices on September 29, 2006, the last market trading day of the period, the calculation resulted in an indicated $15.5 million pre-tax impairment of the Company’s oil and gas properties at September 30, 2006. Average wellhead adjusted natural gas and crude oil spot prices used on this date in the “ceiling test” calculation were $2.79 per Mcf and $55.39 per barrel, respectively. The Company does not believe this short-term decline in natural gas prices impacts the long-term economic value of its oil and gas properties as its average reserve life is approximately 15 years with individual well lives ranging up to 40 years.

Subsequent to September 30, 2006 natural gas prices both nationwide and in the Rocky Mountain region increased significantly. In accordance with the full cost accounting rules the Company recalculated its full cost “ceiling” using November 2, 2006 average wellhead adjusted spot prices, of $5.88 per Mcf and $48.69 per barrel, respectively. These prices resulted in a “ceiling” limit significantly in excess of the Company's net capitalized costs, thereby eliminating the need to write-down the carrying value of the Company’s oil and gas properties.

•

Power generation income from continuing operations was $9.8 million, compared to a loss of $(24.6) million in 2005. In addition to the effect of the $32.7 million after-tax impairment charge in 2005, the increase in earnings was mainly the result of lower operations and maintenance expense relating to the recognition of $1.9 million after-tax of insurance proceeds related to the Las Vegas II power plant outages and repairs, and a $2.0 million benefit from the resolution of federal income tax audits, offset partially by lower earnings from certain energy fund investments.

•

Coal mining income from continuing operations was $1.9 million in 2006, compared to $1.6 million in 2005.
The increase primarily was due to increased revenues from an increase in tons sold, offset in part by an increase in mining expense, primarily due to increased overburden removal.

The following tables contain certain Wholesale Energy operating statistics from continuing operations:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Coal mining:
Tons of coal sold	1,244,450	1,172,360	3,478,800	3,474,050
Oil and gas production:
Mcf equivalent sales	3,438,956	3,522,671	10,607,349	10,431,092
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,720,800	1,562,200	1,502,000	1,495,000
Crude oil physical – barrels	9,200	-	9,100 (a)	-
(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operations beginning in May 2006.

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Contracted fleet power plant availability	98.4%	97.8%	91.0%	98.3%

Corporate

Corporate expenses for the three-month period ended September 30, 2006 decreased to $1.6 million, compared to $6.5 million for the same period in 2005. The decrease was primarily due to a substantial decrease in corporate development costs related to the 2005 write-off and expensing of certain capitalized development costs and increased allocations of corporate costs and interest expense to subsidiaries.

EARNINGS GUIDANCE FOR 2006 AND 2007

The Company’s stated guidance for earnings from continuing operations for 2006 is $2.10 to $2.25 per share. Due primarily to decreases in prices for natural gas from levels prevailing earlier in 2006, the Company currently expects results to be in the lower end of that range.

In 2007, the Company expects earnings from continuing operations to be in the range of $2.10 to $2.30 per share. This estimate is predicated on a number of considerations, including the following:

•	increased earnings at our electric utility, Black Hills Power, through the successful completion of a rate case requesting a $9.5 million rate increase to become effective January 1, 2007;
•

oil and gas production growth approximating 10 percent on an equivalent basis, as compared to estimated production of approximately 14.2 Bcfe in 2006, based on expected capital deployment of approximately
$88 million.

•

oil and gas anticipated production-weighted average NYMEX prices of $8.00 per MMBtu of natural gas and
$65.00 per barrel of oil, average well-head prices of $6.10 per Mcf and $52.82 per barrel of oil, all based on current forward strips, and average hedged prices of $6.58 per Mcf and $56.73 per barrel;

•	no significant outages at our regulated power plants;
•	non-regulated power plant operations with fleet availability at contracted levels approximating 98 percent;
•	slightly higher production and earnings from our coal mining operations, assuming no significant coal-fired power plant outages;
•	slightly lower earnings from our energy marketing operations, compared to expected 2006 results; and
•	completion of Wygen II for January 1, 2008 commercial operation.

EARNINGS CONFERENCE CALL

The Company will conduct a conference call on Friday, November 3, 2006 beginning at 11:00 a.m. Eastern Time to discuss recent financial and operating performance. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (877) 209-0397. When prompted, indicate that you wish to participate in the “Black Hills Quarterly Earnings Conference Call.” A replay of the conference call will be available through November 10, 2006 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 844547.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power,

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission,

or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business.

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2005 Annual Report on Form 10-K filed with the SEC, and the following:

•

Obtaining adequate cost recovery for our retail operations through regulatory proceedings, and receiving unfavorable rulings in the periodic applications to recover costs for fuel and purchased power in our regulated utilities;

•	The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
•	Our ability to successfully maintain or improve our corporate credit rating;
•	The construction, startup and operation of power generating facilities may involve unanticipated charges or delays that could negatively impact the Company’s business and its results of operations;
•	The completion of acquisitions or divestitures for which definitive agreements have been executed could be delayed or may not occur or may not receive regulatory approval if required;
•

The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

•	The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
•	The timing and extent of scheduled and unscheduled outages of power generation facilities;
•	Our ability to successfully integrate with and profitably operate any future acquisitions;
•	The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
•	Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
•	Changes in business and financial reporting practices arising from the repeal of the Public Utility Holding Company Act of 1935 and other provisions of the recently enacted Energy Policy Act of 2005.
•	Our ability to remedy any deficiencies that may be identified in the periodic review of our internal controls;
•

The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•	Our effective use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
•	The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
•	The amount of collateral required to be posted from time to time in our transactions;
•	Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
•	Changes in state laws or regulations that could cause us to curtail our independent power production;
•	Weather and other natural phenomena;

BLACK HILLS CORPORATION REPORTS RESULTS OF THIRD QUARTER 2006	November 2, 2006

•	Industry and market changes, including the impact of consolidations and changes in competition;
•	The effect of accounting policies issued periodically by accounting standard-setting bodies;
•	The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
•	The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
•	Capital market conditions, which may affect our ability to raise capital on favorable terms;
•	Price risk due to marketable securities held as investments in benefit plans;
•	General economic and political conditions, including tax rates or policies and inflation rates; and
•	Other factors discussed from time to time in our other filings with the SEC.

            New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #